Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000

Targa Resources Corp. Announces Closing of Acquisition of

Targa Resources Partners LP

HOUSTON, Feb. 17, 2016 (GLOBE NEWSWIRE) — Targa Resources Corp. (“TRC” or the “Company”) (NYSE:TRGP) announced today that it has completed the acquisition of all of the outstanding common units of Targa Resources Partners LP (“TRP” or the “Partnership”) (together “Targa”) not already owned by the Company.

“As evidenced by the overwhelmingly favorable results of the TRC shareholder and TRP common unitholder votes, investors share our long-term strategic vision for Targa,” said Joe Bob Perkins, Chief Executive Officer of the Company. “As a result of the acquisition, Targa has improved its credit and coverage profile, lowered its cost of capital, and simplified its structure, which improves access to capital. As a result, Targa is better positioned for continued long-term success.”

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream energy companies in North America. TRC owns, operates, acquires, and develops a diversified portfolio of complementary midstream energy assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, and selling natural gas; storing, fractionating, treating, transporting, and selling NGLs and NGL products, including services to LPG exporters; gathering, storing, and terminaling crude oil; storing, terminaling, and selling refined petroleum products.

The principal executive offices of TRC are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Contact investor relations by phone at (713) 584-1133.

Jennifer Kneale

Vice President — Finance

Matthew Meloy

Executive Vice President and Chief Financial Officer